Exhibit 4 - Form of
                                                          Stock Option Agreement


                        LASER MASTER INTERNATIONAL, INC.

                             STOCK OPTION AGREEMENT



       STOCK OPTION AGREEMENT made as of this    day of May, 1996,  by and
between LASER MASTER INTERNATIONAL, INC., a New York corporation (hereinafter referred to as the "Corporation" or "LMI"), and MENDEL KLEIN, hereinafter referred to as "Option Holder" or "KLEIN");

                       W I T N E S S E T H:
                       - - - - - - - - - -


       WHEREAS, the Corporation desires to afford Options to purchase shares of Common Stock of LMI, par value of $.01 per share owned by the Corporation (hereinafter referred to as the "Common Stock"), as hereinafter provided.

           NOW, THEREFORE, IN CONSIDERATION OF THE  MUTUAL
           COVENANTS HEREINAFTER SET FORTH AND FOR OTHER GOOD
           AND VALUABLE CONSIDERATION, THE PARTIES HERETO HAVE
           AGREED, AND DO HEREBY AGREE, AS FOLLOWS:

       1.  Grant of Option:  The Corporation hereby irrevocably grants to the
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Option Holder the right and Options (hereinafter called the "Option") to pur-
chase all or any part of an aggregate of 1,200,000 shares of the Common Stock $.01 par value of the Common Stock of LMI, subject to the terms and conditions herein set forth.

       2.  Purchase Price:  The purchase price of the shares of Common Stock
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covered by the Option shall be $1.00 per share for    240,000 shares per year
until May 8, 2001.

       3.  Term of Option:  The term of the Option shall be for a period of five
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(5) years from the date hereof, as stated in Paragraph 2, subject to earlier termination as provided herein.  The Option may be exercised only after ninety
(90) days from the date hereof, except it may be exercised upon the Corpor-ation's declaration and/or announcement that it has filed a voluntary Chapter 7 or 11 Proceeding; or if an involuntary Chapter 7 or 11 Proceeding is filed by the Corporation. The purchase price of the shares, as to which this Option shall be exercised, shall be paid in full, in cash, at the time of the exercise. The Option Holder shall not have any of the rights of a stockholder with respect to the shares covered by this Option, except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option.

       4.  Transferability:  The Option shall be transferable at
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the discretion of the Option Holder with proper notice to the Corporation, and the Option may be exercised, during the lifetime of the Option Holder or transferee, only by him or her, or the entity that holds the Option. More particularly, (but without limiting the generality of the foregoing), the Option may be assigned, transferred, pledged, or hypothecated, and shall be assignable by operation of law and shall not be subject to execution, attachment, or similar process.

       5.  Changes in Capital Structure:  If all or any portion of the Option
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shall be exercised subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination for exchange or shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock $.01 par value, or shares of Common Stock $.01 par value shall be changed into the same or a different number of shares of the same or another class or classes, the Option Holder shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if shares of Common Stock $.01 par value (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 2 hereof) and had not been disposed of, such Option Holder would be holding, at the time of such exercise, as a result of such purchase and all such stock dividends, split-ups, recapitalization, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

      6.  Method of Exercising Option:  Subject to the terms and conditions of
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this Option Agreement, the Option may be exercised by written notice to the
Corporation, at its Stock Transfer Department. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full purchase price of such shares, in which event the Corporation shall deliver or cause to be delivered a certificate or certificates representing such shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than fifteen (15) business days from the date such notice shall be received by the Corporation) for the payment of the full purchase price of such shares at the Stock Transfer Department, against delivery of a certificate or certificates representing such shares. Payment of such purchase price shall, in either case, be made by check payable to the order of the Corporation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the persons or persons so exercising the Option (or, if the Option shall be exercised by the Option Holder and if the Option Holder shall so request in the








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notice exercising the Option, shall be registered in the name of the Option
Holder and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to paragraph 7 hereof, by any persons or persons other than the Option Holder, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein be fully paid and non-assessable.

      7.  General:  The Corporation shall at all times during the term of the
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Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the option of counsel for the Corporation, shall be applicable thereof.

      8. The Option Holder is entitled to a cost-free right of registration with respect to the Option granted herein, and the Corporation agrees to use its best efforts to register the underlying shares with respect to the within Option within ninety (90) days from the date hereof.

       IN WITNESS WHEREOF, the Corporation has caused this Option Agreement to be duly executed by its Officers thereunto duly authorized, and the Option Holder has hereunto set its hand and seal, all on the day and year first above written.


                                     LASER MASTER INTERNATIONAL, INC.


                                 By:
                                     --------------------------------------

                                     LEAH KLEIN,
                                     Vice President and Secretary



                                     --------------------------------------
                                     MENDEL KLEIN












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